DIRECTOR AGREEMENT

THIS DIRECTOR AGREEMENT (the "Agreement") is entered into on May 1, 2011.

BETWEEN

TAKEDOWN ENTERTAINMENT INC.,
a corporation incorporated under the laws of Nevada having its principal business office at 9107 Wilshire Blvd., Suite 450, Beverly Hills, CA 90210.

(the "Company")

AND

DR. ALLAN NOAH FIELDS
of 4141 North 41st Street, Hollywood, Florida, USA 33021

(the "Consultant")

WHEREAS:

A.	The Company is engaged in the business of mixed martial arts promotion and media distribution.

B.	The Company wishes to engage the consultant to serve on the Company's Board of Directors.

THIS AGREEMENT WITNESSES that in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.	ENGAGEMENT

1.1	The Company hereby engages the Consultant to provide services in accordance with the terms and subject to the conditions of this Agreement through and the Consultant hereby accepts such engagement.

2.	TERM

2.1	The term of the Consultant's engagement shall be for a period of 12 months from the date of this Agreement (the "Term").

3.	SERVICES

3.1	The Consultant hereby agrees to provide all services associated with serving as a member of the Company's Board of Directors (the "Services").

3.2	In providing the Services, the Consultant shall:

(a)	comply with all applicable federal, provincial, local and foreign statutes, laws and regulations;

(b)	not make any misrepresentation or omit to state any material fact that may result in a misrepresentation regarding the business of the Company; and

(c)	not disclose, release or publish any information regarding the Company without its prior written consent.

4.	RELATIONSHIP AMONG THE PARTIES

4.1

Nothing contained in this Agreement shall be construed to (i) constitute the parties as joint ventures, partners, co-owners or otherwise as participants in a joint undertaking; (ii) constitute the Consultant as an agent, legal representative or employee of the Company; or (iii) authorize or permit Consultant or any director, officer, employee, agent or other person acting on its behalf to incur on behalf of the other party any obligation of any kind, either express or implied, or do, sign or execute any things, deeds, or documents which may have the effect of legally binding or obligating the Company in any manner in favor of any individual, business, trust, unincorporated association, corporation, partnership, joint venture, limited liability company or other entity of any kind. The Company and the Consultant agree that the relationship among the parties shall be that of independent contractor.

5.	COMPENSATION AND EXPENSES

5.1

The Consultant shall be issued 15,000 restricted shares of the Company's common stock at the end of every three month period during which the Consultant serves on the Company's board of directors as compensation for the fulfillment of the Services during the Term including various board of director and committee meetings held over the telephone or other teleconferencing device.

5.2

The Company shall reimburse the Consultant for any expenses reasonably incurred in the carrying out of the Services if the Consultant requests and receives written approval from the Company to incur such expenses.

6.	SERVICES NOT EXCLUSIVE

6.1

The Consultant agrees that he shall, at all times, faithfully and in a professional manner perform all of the duties that may be reasonably required of the him pursuant to the terms of this Agreement. The Company acknowledges that Consultant is engaged in other business activities, and that the Consultant shall be permitted to continue such activities during the term of this Agreement. The Consultant shall not be restricted from engaging in other business activities during the term of this Agreement.

7.	SUSPENSION AND TERMINATION.

7.1	The Company and the Consultant each have a right to terminate this Agreement by providing 1 week's written notice to the other party.

7.2

The Company shall have the right to suspend this agreement in the event of force majeure at any time (provided written notice to the Consultant shall be promptly given), without any further obligation to the Consultant. The suspension of this Agreement shall not relieve the Consultant of any of his obligations hereunder or otherwise in connection with the Services. The Company shall have the right to terminate this Agreement by giving written notice to the Consultant where an event or events of force majeure continue for a continuous period of forty-eight (48) hours, excluding non-business days or five (5) days in the aggregate at any other time.

7.2	If the Company terminates this Agreement in accordance with the provisions hereof, the Company shall be released and discharged from any further liability or obligation whatsoever to the Consultant.

8.	CONFIDENTIALITY

8.1

The Consultant shall not, without prior authorization of the Company, at any time during the term of this agreement, or thereafter, disclose to any person, firm, association or corporation other than the directors, officers or employees of the Company, the private or business affairs of the Company or its affiliated companies, or any other information of a private or confidential nature concerning the Company or its affiliated companies including, without limitation:

a)	information concerning trade secrets, products, technology, sales literature and brochures, forms, business policies and concepts, and contracts of the Company;

(b)	information concerning manufacturing and production, pricing and sales policies, and marketing techniques and concepts in respect of products and services provided or to be provided by the Company;

(c)	names, addresses and contact information of past, present or prospective customers, employees, shareholders, officers, directors or associates of the company, or any person or entity having a past, present, or prospective business relationship with the Company, and

b)	names, addresses and contact information of past, present or prospective suppliers, consultants, lenders or professional advisors of the Company and prices or rates charged by them which by virtue of the Consultant's position, the Consultant may obtain during the term of this Agreement, or which the Consultant obtained during the course of their former engagement with the Company.

The Consultant acknowledges that the above-mentioned confidential information could be used to the detriment of the Company. Accordingly the Consultant undertake to treat confidentially all such information and agree not to disclose it to any third party or use it for any purpose or reason without the express written permission of the Company except as may be necessary to perform their duties, whether during the term of this Agreement or following termination the Consultant's engagement by the Company.

9.	NON-SOLICITATION

9.1

During the term of this Agreement neither the Consultant shall hire or take away or cause to be hired or taken away any employee or consultant of the Company. For a period of twelve (12) months following the termination of this Agreement the Consultant shall not hire or take away or cause to be hired or taken away any employee who was in the employ of the Company during the twelve (12) months preceding such termination.

10.	GRANTS OF RIGHTS

10.1

The Consultant agree that the results and proceeds of the Services under this Agreement, although not created in an employment relationship, shall, for the purpose of copyright only, be deemed a work made in the course of employment under Canadian law or a work-made- for-hire under United States law and all other comparable international intellectual property laws and conventions. All work and materials, including all intellectual property, and any other rights, including without limitation copyright, all rental and lending rights thereto, which the Consultant may have in and to the results and proceeds of the Services, shall vest irrevocably and exclusively with the Company, and are otherwise hereby assigned to the Company as and when created. The Consultant hereby waive in favor of the Company any moral rights which it may have, if any, in and to any works, materials, or services which it may provide or create under this Agreement.

11.	REPRESENTATIONS AND WARRANTIES

11.1	The Consultant each represent, warrant and covenant to the Company as follows:

(a)

All material, notes, writing, ideas, written, submitted or interpolated by the Consultant under this Agreement or with respect to the production or preparation of the Advertisements shall originate with the Consultant or be based on materials supplied by the Company and shall not be copied in whole or part from any other work except to the extent that such work is non-proprietary or in the public domain.

(b)

To the best of the Consultant's knowledge, information and belief, all of the results and proceeds of the Services shall not defame any person and shall not infringe upon the copyright, moral rights, publicity rights, privacy rights or any other right of any person or company or violate any law or judicial or governmental order.

12.	INDEMNIFICATION

12.1

The Company agrees to indemnify and hold harmless the Consultant and its respective agents and employees, against any losses, claims, damages or liabilities, joint or several, to which either party, or any such other person, may become subject, insofar as such losses, claims, damages or liabilities (or actions, suits or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, any preliminary prospectus, the prospectus, or any amendment or supplement thereto; or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; and shall reimburse the Consultant, or any such other person, for any legal or other expenses reasonably incurred by the Consultant, or any such other person, in connection with investigation or defending any such loss, claim, damage, liability, or action, suit or proceeding.

12.2

The Consultant agrees to indemnify and hold harmless the Company, its partners, financiers parent, affiliated and related companies, and all of their respective individual shareholders, directors, officers, employees, licensees and assigns from and against any claims, actions, losses and expenses (including legal expenses) occasioned by any breach of the Consultant's representations and warranties contained in, or by any breach of any other provision of this Agreement by the Consultant.

13.	MISCELLANEOUS PROVISIONS

13.1	Time. Time is of the essence of this Agreement.

13.2	Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

13.3

Titles and Captions. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

13.4

Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

13.5

Good Faith, Cooperation and Due Diligence. The parties hereto covenant, warrant and represent to each other good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations of the parties pursuant to this Agreement. All promises and covenants are mutual and dependent.

13.6

Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

13.7	Assignment. This Agreement may not be assigned by either party hereto without the written consent of the other.

13.8

Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the party to be notified. Notice to each party shall be deemed to have been duly given upon delivery, personally or by courier, addressed to the attention of the officer at the address set forth heretofore, or to such other officer or addresses as either party may designate, upon at least ten (10) days written notice to the other party.

13.9

Entire Agreement. This Agreement, contains the entire understanding and agreement among the parties. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing signed by the parties.

13.10	Waiver. A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

13.11

Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. In the event that this Agreement is signed by one party and faxed to another, the parties agree that a faxed signature shall be binding upon the parties as though the signature was an original.

13.12	Successors. The provisions of this Agreement shall be binding upon the parties, their successors and permitted assigns.

13.13	Jurisdiction. The parties hereby attorn the exclusive jurisdiction of the state and federal courts located in the city of Las Vegas, Nevada in relation to all disputes arising from the Agreement.

13.14	Counsel. The parties expressly acknowledge that each has been advised to seek separate counsel for advice in this matter and has been given a reasonable opportunity to do so.

IN WITNESS WHEREOF this Agreement has been executed by the parties to it, as of the day, month and year first written above:

TAKEDOWN ENTERTAINMENT INC.

By: /s/ Peter Wudy	/s/ Dr. Allan Noah Fields

Peter Wudy	Dr. Allan Noah Fields
Its: CEO